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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person

    Ehrlich                           Burtt                   R.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

     20 Brynwood Lane
--------------------------------------------------------------------------------
                                    (Street)

   Greenwich                           CT                    06831
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     February 13, 2001

________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)

     --

________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     The Langer Biomechanics Group, Inc. (GAIT)

________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
              (check all applicable)

     [X]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)


________________________________________________________________________________

6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form filed by One Reporting Person

     [_]  Form filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)      4. Nature of Indirect Beneficial Ownership
   (Instruction 4)                       (Instr. 4)                 (Instr. 5)           (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.02 par value per share           21,000                   D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.02 par value per share           31,500                   I              By trust f/b/o David Ehrlich (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.02 par value per share           13,500                   I              By trust f/b/o Julie Ehrlich (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.02 par value per share           11,000                   I              By UTMA trust f/b/o David Ehrlich (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.02 par value per share           18,000                   I              By UTMA trust f/b/o Julie Ehrlich (1)
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one  reporting  person,  See  Instruction
     5(b)(v).


                                                                          (Over)
                                                                 SEC 1473 (7/96)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

(1) Presents part of 74,000 shares of the issuer's common stock held in trust for Burtt Ehrlich's children. The reporting person disclaims beneficial ownership of these securities in this report shall not be deemed an admission that the reporting person is the beneficial owner of these securities for the purposes of Section 16 of the Securities Exchange Act of 1934 or otherwise.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the Form is filed by more than one reporting  person,  See  Instruction
      5(b)(v).

**    Intentional   misstatements  or  omissions  of  facts  constitute  Federal
      Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Pontential persons who are to respond to the collection of information contained in this Form are not required to respond unless the form displays a currently valid OMB Number.

/s/ Burtt Ehrlich                                               2/23/01
-----------------------------------------------          -----------------------
  **Signature of the Reporting Person                            Date

                                                                          (Over)
                                                                 SEC 1473 (7/96)